UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*


                          Powerwave Technologies, Inc.
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                                (Name of Issuer)

                    Common Stock, par value $0.0001 per share
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                         (Title of Class of Securities)

                                    739363109
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                                 (CUSIP Number)

                                 April 20, 2007
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13d-1(b)
[x]   Rule 13d-1(c)
[ ]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("ACT") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

         Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP NO.                        SCHEDULE 13G                  PAGE 2 OF 5 PAGES
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--------------------------------------------------------------------------------
 1.    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


       Filtronic plc


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 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (A) |_|
                                                                    (B) |_|


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 3.    SEC USE ONLY


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 4.    CITIZENSHIP OR PLACE OF ORGANIZATION

       England and Wales

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                              5.  SOLE VOTING POWER

          NUMBER OF               3,409,000

           SHARES            ---------------------------------------------------
                              6.  SHARED VOTING POWER
        BENEFICIALLY
                                  0
          OWNED BY
                             ---------------------------------------------------
            EACH              7.  SOLE DISPOSITIVE POWER

          REPORTING               3,409,000
                             ---------------------------------------------------
           PERSON             8.  SHARED DISPOSITIVE POWER

            WITH:                 0

--------------------------------------------------------------------------------
 9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,409,000
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10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                |_|
       CERTAIN SHARES (See Instructions):

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11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       2.6%

--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON (See Instructions)

       CO
--------------------------------------------------------------------------------

CUSIP NO.                        SCHEDULE 13G                  PAGE 3 OF 5 PAGES
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ITEM 1(A).        NAME OF ISSUER

                  Powerwave Technologies, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  1801 E. St. Andrew Place

                  Santa Ana, CA  92705

ITEM 2(A).        NAME OF PERSON FILING

                  Filtronic plc

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE

                  The Waterfront, Salts Mill Road, Saltaire, Shipley, West Yorkshire BD18 3TT, United Kingdom



ITEM 2(C).        CITIZENSHIP

                  England and Wales

ITEM 2(D).        TITLE OF CLASS OF SECURITIES

                  Common Stock, par value $0.0001 per share

ITEM 2(E).        CUSIP NUMBER

                  739363109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS. 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A: NOT APPLICABLE


                  (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

                  (b) |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

                  (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

                  (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8);

                  (e) |_| An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

                  (f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

CUSIP NO.                        SCHEDULE 13G                  PAGE 4 OF 5 PAGES
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                  (g) |_| A parent holding company or control person in
                  accordance with ss. 240.13d-1(b)(1)(ii)(G);

                  (h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                  (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                  (j) |_| Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.           OWNERSHIP

                  (a) Amount Beneficially Owned: 3,409,000

                  (b) Percent of class: 2.6%

                  (c) Number of shares as to which such person has:

                      (i)   Sole power to vote or to direct the vote: 3,409,000

                      (ii)  Shared power to vote or to direct the vote: 0

                      (iii) Sole power to dispose or to direct the disposition
                            of: 3,409,000

                      (iv) Shared power to dispose or to direct the disposition of: 0

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |X|

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

CUSIP NO.                        SCHEDULE 13G                  PAGE 5 OF 5 PAGES
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ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

ITEM 10.          CERTIFICATION




                                    SIGNATURE

         After reasonable inquiry and to the best of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated as of April 23, 2007





/s/ CHARLES HINDSON
---------------------------------------------
SIGNATURE
NAME/TITLE: CHARLES HINDSON, GROUP FINANCE DIRECTOR